Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 12, 2020 with respect to the combined financial statements of UM-U Intermediate, LLC and Subsidiaries and Affiliates included in the Prospectus/Proxy Statement filed on August 3, 2020 and incorporated by reference in Utz Brands, Inc.’s Current Report on Form 8-K filed on September 3, 2020, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

November 2, 2020